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                                                                    EXHIBIT 99.3


                           CONTANGO OIL & GAS COMPANY

                                CO-SALE AGREEMENT


         THIS CO-SALE AGREEMENT (the "Agreement") is effective as of the 27th day of September, 2000, by and among Contango Oil & Gas Company, a Nevada corporation (the "Company"), the Southern Ute Indian Tribe, a federally recognized Indian tribe organized under the Indian Reorganization Act of 1934, doing business as the Southern Ute Indian Tribe Growth Fund (the "SUIT"), Trust Company of the West, a California trust company, in its capacities as Investment Manager pursuant to the Investment Management Agreement dated as of June 6, 1988 between General Mills, Inc. and the Trust Company of the West and as Custodian pursuant to the Custody Agreement dated as of February 6, 1989 among General Mills, Inc., the Trust Company of the West and State Street Bank and Trust Company, as Trustee ("TCW"), Aquila Energy Capital Corporation, a Delaware corporation ("Aquila") and Kenneth R. Peak ("Peak").

                                    RECITALS

         WHEREAS, Aquila is purchasing, or has purchased, shares of the Company's Series B Senior Convertible Cumulative Preferred Stock (the "Aquila Securities"), pursuant to that certain Securities Purchase Agreement dated as of September 27, 2000 (the "Aquila Securities Purchase Agreement"), between Aquila and the Company;

         WHEREAS, TCW has previously purchased shares of the Company's Common Stock, warrants to purchase additional shares of Common Stock, and shares of the Company's Series A Senior Convertible Cumulative Preferred Stock (collectively, the "TCW Securities") and SUIT has previously purchased shares of the Company's Common Stock and a warrant to purchase additional shares of Common Stock (collectively, the "SUIT Securities") and have previously entered into a Co-Sale Agreement dated June 8, 2000 with the Company and Peak (the "Prior Co-Sale Agreement") (which in turn superseded the Co-Sale Agreement dated December 29, 1999 among the Company, TCW and Peak);

         WHEREAS, Aquila was induced by the Company to purchase the Aquila Securities in part by the Company's, Peak's, TCW's and SUIT's agreement to enter into this Agreement; and

         WHEREAS, the parties desire to enter into this Agreement in order to grant rights of co-sale to Aquila and replace the Prior Co-Sale Agreement.

         In consideration of the mutual covenants set forth herein, the parties agree hereto as follows:

1.       DEFINITIONS.


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         (a) "CO-SALE STOCK" shall mean shares of the Company's Common Stock now owned or subsequently acquired by Peak.

         (b) "COMMON STOCK" shall mean the Company's Common Stock, shares of Common Stock issued or issuable upon exercise of the warrants held by SUIT and TCW, shares of Common Stock issued or issuable pursuant to the certificate of designation of the Series A Preferred Stock held by TCW and shares of Common Stock issued or issuable pursuant to the certificate of designation of the Series B Preferred Stock held by Aquila.

2. SALES BY PEAK.

         (a) If Peak proposes to sell or transfer any shares of Co-Sale Stock, then Peak shall promptly give written notice (the "Notice") simultaneously to the Company, to SUIT, to TCW and to Aquila at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of Co-Sale Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

         (b) SUIT, TCW and Aquila shall each have the right, exercisable upon written notice to Peak within fifteen (15) days after the Notice, to participate in such sale of Co-Sale Stock on the same terms and conditions. Such notice shall indicate the number of shares of Common Stock SUIT, TCW and/or Aquila wishes to sell under its right to participate. To the extent SUIT, TCW or Aquila exercises such right of participation in accordance with the terms and conditions set forth below, the number of shares of Co-Sale Stock that Peak may sell in the transaction shall be correspondingly reduced. If the prospective purchaser or transferee then increases the number of shares it would like to purchase, Peak will provide notification of such change to SUIT, TCW and Aquila, and give SUIT, TCW and Aquila the opportunity to sell additional shares.

         (c) SUIT, TCW or Aquila, respectively, may sell all or any part of that number of shares equal to the product obtained by multiplying (i) the aggregate number of shares of Co-Sale Stock covered by the Notice by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by SUIT, TCW or Aquila, respectively, at the time of the sale or transfer and the denominator of which is the total number of shares of Common Stock owned by Peak, TCW, SUIT and Aquila at the time of the sale or transfer. SUIT, TCW or Aquila shall effect its respective participation in the sale by promptly delivering to Peak for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which SUIT, TCW or Aquila elects to sell.

         (d) After SUIT, TCW or Aquila shall have received its respective portion of the sale proceeds by reason of participation in a co-sale transaction, then SUIT, TCW or Aquila, as applicable, shall deliver to Peak pursuant to Section 2(c) that number of shares of Common Stock that shall be transferred to the prospective purchaser in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Notice. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from SUIT, TCW or Aquila exercising its rights of co-sale hereunder, Peak shall not sell to such prospective purchaser or purchasers any Co-Sale Stock


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unless and until, simultaneously with such sale, Peak shall purchase such shares or other securities from SUIT, TCW or Aquila, as applicable, on the same terms and conditions specified in the Notice.

         (e) The exercise or non-exercise of the rights of SUIT, TCW or Aquila hereunder to participate in one or more sales of Co-Sale Stock made by Peak shall not adversely affect its respective rights to participate in subsequent sales of Co-Sale Stock subject to Section 2(a). If SUIT, TCW or Aquila does not elect to participate in the sale of the Co-Sale Stock subject to the Notice, Peak may, not later than sixty (60) days following delivery to the Company of the Notice, enter into an agreement providing for the closing of the transfer of the Co-Sale Stock covered by the Notice within thirty (30) days of such agreement on terms and conditions not more materially favorable to the transferor than those described in the Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed transfer of any of the Co-Sale Stock by Peak, shall again be subject to the co-sale rights of SUIT, TCW and Aquila and shall require compliance by Peak with the procedures described in this Section 2.

3. EXEMPT TRANSFERS.

         (a) Notwithstanding the foregoing, the co-sale rights of SUIT, TCW and Aquila shall not apply to (i) any pledge of Co-Sale Stock made pursuant to a bona fide loan transaction with a financial institution that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse of Peak or to trusts for the benefit of such persons, (iii) any transfer or transfers by Peak to John Jurrius so long as such transfer is made in connection with Jurrius' appointment to the Company's Board of Directors, not to exceed 1,000,000 shares, or (iv) any bona fide gift of not more than Peak's holdings of the Company's securities on the date hereof; provided that in the event of any transfer made pursuant to one of the exemptions provided by clauses (i), (ii) and (iv), (A) Peak shall inform SUIT, TCW and Aquila of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish SUIT, TCW and Aquila with a written agreement to be bound by and comply with all provisions of Section 2. Except with respect to Co-Sale Stock transferred under clause (iii) above (which Co-Sale Stock shall no longer be subject to the co-sale rights of SUIT, TCW and Aquila), such transferred Co-Sale Stock shall remain "Co-Sale Stock" hereunder, and such pledgee, transferee or donee shall be treated similarly with Peak for purposes of this Agreement.

         (b) Notwithstanding the foregoing, the provisions of Section 2 shall apply to the sale of any Co-Sale Stock to (i) the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") or (ii) the Company.

4. LEGEND.

         (a) Each certificate representing shares of Co-Sale Stock now or hereafter owned by Peak or issued to any person in connection with a transfer pursuant to Section 3(a) hereof shall be endorsed with the following legend:


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         "THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES
REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN CO-SALE AGREEMENT BY AND AMONG SUIT, TCW, AQUILA, THE COMPANY AND CERTAIN HOLDERS OF STOCK OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY."

         (b) Peak agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement.

5. MISCELLANEOUS.

         (a) CONDITIONS TO EXERCISE OF RIGHTS. Exercise of TCW's, SUIT's and Aquila's rights under this Agreement shall be subject to and conditioned upon, and Peak and the Company shall use their best efforts to assist TCW, SUIT and Aquila in, compliance with applicable laws.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Nevada.

         (c) PRIOR CO-SALE AGREEMENT. This Agreement shall replace the Prior Co-Sale Agreement in its entirety, and the Prior Co-Sale Agreement is hereby cancelled and shall have no further force or effect.

         (d) AMENDMENT. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of each of the parties hereto.

         (e) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

         (f) SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (g) ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under


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or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         (h) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

         (i) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                      * * *


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         IN WITNESS WHEREOF, the undersigned have executed this Co-Sale
Agreement as of the date set forth above.


COMPANY:                                   CONTANGO OIL & GAS COMPANY
                                           a Nevada corporation


Address: 3700 Buffalo Speedway             By: /s/ Kenneth R. Peak
         Suite 960                             --------------------------------
         Houston, TX 77098                     Kenneth R. Peak
                                               President and Chief Executive
                                               Officer

PEAK:                                      /s/ Kenneth R. Peak
                                           ------------------------------------
                                           Kenneth R. Peak, an individual
Address: 3700 Buffalo Speedway
         Suite 960
         Houston, TX 77098

TCW: TRUST COMPANY OF THE WEST, a California trust company, in its capacities as Investment Manager pursuant to the Investment
                                           Management Agreement dated as of
                                           June 6, 1988 between General Mills,
                                           Inc. and the Trust Company of the
                                           West as Custodian pursuant to the
                                           Custody Agreement dated as of
                                           February 6, 1989 among General
                                           Mills, Inc., the Trust Company of
                                           the West and State Street Bank and
                                           Trust Company, as trustee

Address: 865 S. Figueroa Street
         Suite 1800
         Los Angeles, CA 90017             By: /s/ Arthur R. Carlson
                                               --------------------------------
                                               Arthur R. Carlson
                                               Managing Director

SUIT:                                      SOUTHERN UTE INDIAN TRIBE, a
                                           federally recognized Indian tribe
                                           organized under the Indian
                                           Reorganization Act of 1934, doing
                                           business as the Southern Ute Indian
                                           Tribe Growth Fund
Address: 135 East 9th Street
         Suite H
         Durango, CO 81301                 By: /s/ Robert [Illegible]


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AQUILA:                                     AQUILA ENERGY CAPITAL CORPORATION, a
                                            Delaware corporation
Address: 2 Houston Center
         909 Fannin, Suite 1850
         Houston, Texas  77010              By: /s/ Kenneth F. Wyatt



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